Exhibit 10(f)

THE DAYTON POWER AND LIGHT COMPANY

SUPPLMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended Through February 1, 2000)

Section 1.              Establishment of the Plan

1.1          Establishment of the Plan.  The Dayton Power and Light Company established, effective as of January 1, 1977, a supplemental retirement plan for Eligible Executives of the Company which plan shall be known as the Supplemental Executive Retirement Plan (the “Plan”).

1.2          Description of the Plan.  This Plan has been established in order to provide supplemental retirement benefits (and as such the Plan is exempt from the participation, vesting, funding and fiduciary requirements of Title I of the Employee Retirement Income Security Act of 1974, as amended), and to prevent frustration of the purposes of the Plan in the event of a Change of Control as defined herein.

1.3          Purpose of the Plan.  In addition to the description of the Plan as set forth in subsection 1.2 above, the primary objectives of the Company in establishing this Plan are as follows:

a)             To enhance the ability of the Company to recruit executives who could not earn adequate benefits under the Qualified Plan because of short service potential.

b)            To enhance the ability to retain and motivate Eligible Executives in similar situations and eliminate individual deferred compensation arrangements for the purpose of providing competitive retirement benefits.

c)             To permit earlier than normal retirement of Eligible Executives when and if desirable. The provisions of this Plan are applicable to Eligible Executives of the Company who retire or terminate employment on or after January 1, 1977 and are approved by the Committee. Any person who retired from or terminated employment with the Company prior to January 1, 1977 shall not be eligible for any benefits under this Plan.

Section 2.              Definitions

2.1          Definition.  Whenever used in the Plan the following terms shall have the respective meanings set forth below:

a)             “Board of Directors” means the Board of Directors of DPL Inc. in place from time to time prior to a Change of Control.

b)            “CEO” means the Chief Executive Officer of DPL, duly installed, from time to time, prior to a Change of Control. However, “Committee” will be substituted for “CEO” in discussing the CEO’s rights and benefits in the Plan.

c)             “Change of Control” means any change in control of DPL, or its principal subsidiary, DP&L, of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as determined by the Board of Directors in its sole discretion; provided that, without limitation, such a Change of Control shall be deemed to have occurred if (i) any “person” (as such term is defined in Sections 13(d) and 14(d)(2) of the Exchange Act; hereafter, a “Person”) other than DPL or DP&L or an entity then directly or indirectly controlling, controlled by or under common control with DPL or DP&L is on the date hereof or becomes or commences a tender offer to become the beneficial owner, directly or indirectly, of securities of DPL or DP&L representing (A) 15% or more of the combined voting power of the then outstanding securities of DPL or DP&L if the acquisition of such beneficial ownership or such tender offer is not approved by the Board of Directors prior to the acquisition or the commencement of such tender offer or (B) 50% or more of such combined voting power in all other cases; (ii) DPL or DP&L enters into an agreement to merge or consolidate itself, or an agreement to consummate a “combination” or “majority share acquisition” in which it is the “acquiring corporation” (as such terms are defined in Ohio Rev. Code 1701.01 as in effect on December 31, 1990) and in which shareholders of DPL or DP&L, as the case may be, immediately prior to entering into such agreement, will beneficially own immediately after the effective time of the merger, consolidation, combination or majority share acquisition, securities of DPL or DP&L or any surviving or new corporation, as the case may be, having less than 50% of the “voting power” of DPL or DP&L or any surviving or new corporation, as the case may be, including “voting power” exercisable on a contingent or deferred basis as well as immediately exercisable “voting power”, excluding any merger of DPL into DP&L or of DP&L into DPL; (iii) DPL or DP&L enters into an agreement to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets to any Person other than to a wholly-owned subsidiary or, in the case of DP&L, to DPL; but not including (A) a mortgage or pledge of assets granted in connection with a financing or (B) a spin-off or sale of assets if DPL continues in existence and its common shares are listed on a national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market; (iv) any transaction referred to in (ii) or (iii) above is consummated; or (v) those persons serving as directors of DPL or DP&L on February 1, 2000 (the “Original Directors”) and/or their Successors do not constitute a majority of the whole Board of Directors of DPL or DP&L, as the case may be (the term “Successors” shall mean those directors whose election or nomination for election by shareholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of DPL or DP&L, as the case may be, at the time of such election or nomination for election).

d)            “Committee” means the Compensation and Management Review Committee of the Board of Directors of DPL Inc. or such other committee(s) as may be designated by the Board of Directors of DPL Inc. from time to time to administer the Plan.

e)             “Company” means The Dayton Power and Light Company (“DP&L”), DPL Inc. (also referred to as “DPL”), and any entity which, prior to a Change of Control is controlling, controlled by or under common control with DP&L or DPL Inc.

f)             “Effective Date” means January 1, 1977.

g)            “Eligible Executive” means each employee who is a participant in “Retirement Income Plan Two of The Dayton Power and Light Company,” as in effect from time to time, including any successor plan thereto (the “Qualified Plan”) (i) who has been approved for participation in the Plan from time to time by the CEO and the Committee or (ii) who participates in the Company’s Key Employees Deferred Compensation Plan but who has been selected by the CEO or the Committee to be only entitled to the benefit provided in Section 4.5 hereof. As memorialized in separate letter agreements, the participation by certain employees in the Plan was terminated effective as of January 1, 2000 and the present value, as determined by the Committee, of each such employee’s accrued benefits under the Plan was credited to the Standard Deferral Account of such employee under the Company’s Key Employees Deferred Compensation Plan. These employees are no longer “Eligible Participants.”

h)            “Final Average Compensation” means the monthly average of any Eligible Executive’s total earnings paid for services performed for the Company, without the restrictions or limitations imposed by Sections 415, 401(a)(17), or any other provision of the Internal Revenue Code of 1986, as amended, including, without limitation, any extraordinary forms of earnings such as bonuses, deferred and incentive compensation in the year earned (provided, however, that in the case of a multiple year incentive compensation program the earnings attributable to the incentive period, once determined, shall be allocated equally to each year in the incentive period) and employee deferrals under the Company’s “Savings Plan” or contributions to the Company’s other benefit plans in the year the deferral or contribution is made, as follows:

1)             For a normal retirement under subsection 4.1, for the three calendar years, whether or not consecutive, out of the last ten completed consecutive calendar years during which the Eligible Executive received compensation (or fewer if the Eligible Executive has not completed ten calendar years) prior to the year in which the first of the following occurs (i) his Normal Retirement Date (under the Qualified Plan); or (ii) his cessation of employment with the Company; or (iii) his 65th birthday; which yield the highest average; or

2)             For an early retirement under subsection 4.2 hereof, for the three calendar years, whether or not consecutive, out of the last ten consecutive completed calendar years during which the Eligible Executive received compensation (or fewer if the Eligible Executive has not completed ten calendar years) prior to the year in which the first of the following occurs (i) his Early Retirement Date (under the Qualified Plan) or (ii) his cessation of employment with the Company; which yield the highest average.

i)              “Primary Social Security Benefit” means the monthly amount as determined by the Committee (in consultation with an actuary selected by the Committee) which an Eligible Executive would receive at the earliest possible retirement age upon timely and proper application to the Social Security Administration and on the assumption that such executive would not engage in disqualifying employment under the Federal Social Security Act as in effect on the date of determination. Any nonlegislative change in a method, factor or index (such as a Consumer Price Index) used to compute Social Security benefits occurring during the year of determination will not be taken into account. If a Participant’s Primary Social Security Benefit must be estimated, it will be based on the assumptions that (a) the Social Security Act will not be amended after the date of determination; and (b) the Eligible Executive’s compensation is his Final Average Compensation.

j)              “Other Benefit” means, for each Eligible Executive, the estimated monthly benefit that can be provided as a life annuity beginning at the date his benefit payments under this Plan commence, based upon the amount of monthly retirement benefits under the Qualified Plan, or under any other qualified pension or retirement plan whether or not sponsored by the Company (“Non-Company Plan”), and inclusive of the estimated monthly benefit that would have been provided under any Non-Company Plan had the Eligible Executive not received any prior lump sum payments from such plan, which is based on service for which the Eligible Executive receives Service and Benefit Service credit hereunder, but excluding any Non-Company Plan savings plan similar to the Savings Plan, or the benefit from any Non-Company Plan to the extent attributable to employee contributions. The Committee shall determine such Other Benefit in consultation with an actuary selected by the Committee, using such accepted actuarial tables and reasonable interest assumptions and actuarial reduction factors, if appropriate, as the Committee shall determine. The adjustment for Other Benefit as described in subsections 4.1(b)(2) and 4.3(b)(2) hereof, shall be made not only in the case of one actually receiving an Other Benefit, but also in the case of one who would be entitled to receive an Other Benefit but is not actually receiving it in that he does not make application therefor.

k)             “Service” and “Benefit Service” means an Eligible Executive’s period of service with the Company, as determined by the Committee, using the rules set forth in the Qualified Plan as in effect when the Eligible Executive’s service terminated, it is specifically intended under this Plan to include as Service and Benefit Service any period of employment with the Company prior to the Eligible Executive’s coverage under this Plan and also such period of employment as an employee of the Company prior to becoming an Eligible Executive. The Committee may, in its sole discretion, approve the inclusion as Service and Benefit Service of any period of employment with another company prior to an Eligible Executive’s period of employment by the Company, using the same rules to credit such service as are used for the crediting of service for employment with the Company.

Section 3.              Eligibility and Participation

3.1          Eligibility.  Any employee of the Company who is an Eligible Executive (as defined herein) shall be eligible to participate in the Plan.

3.2          Participation.  An Eligible Executive who is eligible for this Plan under subsection 3.1 above shall remain covered hereunder until the first to occur of (a) or (b) below:

a)             the date the Committee shall determine that his participation shall cease, provided that such determination is made prior to the Eligible Executive’s retirement or

b)            the later of (i) or (ii) below:

(i)            the date upon which his Service terminates for any reason.

(ii)           the date upon which he is no longer entitled to receive any benefits hereunder.

Provided, however, that under (b) above if an Eligible Executive’s service terminates on or after he becomes eligible to receive (then or thereafter) a benefit under this Plan he shall be entitled to such benefit as provided herein, and if an Eligible Executive’s Service terminates before he becomes eligible to receive (then or thereafter) a benefit under this Plan, he thereupon shall cease participation in the Plan unless and until he thereafter becomes eligible to participate again in accordance with subsections 2.1(g) and 3.1 hereof.

Section 4.              Benefits

4.1          Normal Retirement Benefits

a)             Eligibility.  An Eligible Executive shall be eligible to receive a normal retirement benefit under the Plan, in accordance with and subject to the provisions of the Plan, upon termination of his Service which occurs on or after his 62nd birthday.

b)            Amount.  A retired Eligible Executive who is eligible to receive a normal retirement benefit pursuant to (a) above, shall be entitled to a monthly normal retirement benefit equal to the amount determined in 1) below less the amount determined in 2) and 3) below:

1)                      An amount equal to (i) multiplied by (ii) below:

(i)            The sum of (A) and (B) below minus the amount in (C) below:

A)                                  87% of his first $800 of Final Average Compensation;

B)                                    57% of his Final Average Compensation in excess of $800;

C)                                    the amount of his Primary Social Security Benefit.

(ii)           a fraction, the numerator of which is his total months of Benefit Service (not to exceed 240), and the denominator of which is 240.

2)                      His Other Benefit.

3)                      The value of any benefit previously received under this Plan.

c)             Commencement and Duration.  Except as provided in subsection 4.7, monthly normal retirement benefit payments for an Eligible Executive covered by subsection 4.1(a) above shall begin as of the first day of the calendar month next following the date such Eligible Executive’s Service terminates, and shall be paid as a single life annuity for the Eligible Executive.

4.2          Early Retirement Benefits.

a)             Eligibility.  An Eligible Executive shall be eligible to receive an early retirement benefit under the Plan, in accordance with and subject to the provisions of the Plan, upon termination of his Service prior to his 62nd birthday but after he has completed at least 10 years of Service.

b)            Amount.  A retired Eligible Executive who is eligible to receive an early retirement pursuant to subsection 4.2(a) above shall be entitled to receive a monthly early retirement benefit computed in the same manner as a normal retirement benefit under subsection 4.1(b) hereof, based upon his Final Average Compensation as determined under subsection 2.1(h)(2) hereof, and his Benefit Service as of the date his Service terminates, reduced by 1/4 of 1% for each calendar month by which his first benefit payment precedes the first of the month next following his 62nd birthday; provided, however, that such reduction shall in no event exceed twenty-one percent (21%) in the aggregate.

c)             Commencement and Duration.  Except as provided in subsection 4.7, monthly early retirement benefit payments for an Eligible Executive covered by subsection 4.2(a) above shall begin as of the first day of the calendar month next following the date such Eligible Executive’s Service terminates; provided however, that payments shall not commence earlier than the calendar month coincident with or next succeeding the Eligible Executive’s 55th birthday. By election filed by the Eligible Executive prior to the time of his termination, benefit payments hereunder may be delayed until the first of any calendar month before the Eligible Executive’s 65th birthday. In all cases, payments hereunder shall be paid as a single life annuity for the Eligible Executive.

4.3          [Intentionally left blank.]

4.4          Surviving Spouse/Estate Benefit

a)             Pre-Retirement Spousal Benefit.  If an Eligible Executive dies before commencement of monthly retirement benefit payments under this Plan, and leaves a surviving spouse (“Spouse”), then such Eligible Executive’s Spouse shall be entitled to receive a monthly benefit under the Plan. The monthly benefit shall commence on a date beginning within thirty (30) days after the death of the Eligible Executive, and shall be equal to the monthly benefit amount to which the Eligible Executive would have been entitled under subsection 4.1, 4.2 or 4.5 hereunder had he terminated employment on the date of his death and began to collect payments immediately, with an appropriate discount to present value in the event that the Eligible Executive had not yet reached his 55th birthday, which benefit shall continue for that number of months that is equivalent to the Eligible Executive’s remaining actuarial life expectancy determined as of the date monthly benefits under the Plan began, as determined by the Committee in consultation with an actuary selected by it.

b)            Post-Retirement Benefit.  If an Eligible Executive dies after the commencement of monthly retirement benefit payments under this Plan, then such Eligible Executive’s Spouse, or designated beneficiary if there is no such Spouse, or estate if there is no designated beneficiary shall be entitled to receive a monthly benefit under this Plan equal to the monthly benefit received by the Eligible Executive, which benefit shall continue for that number of months that is equivalent to the Eligible Executive’s remaining actuarial life expectancy determined as of the date monthly benefits under the Plan began, as determined by the Committee in consultation with an actuary selected by it.

4.5          Benefit for Persons Participating Only in The Dayton Power and Light Company Key Employee Deferred Compensation Plan.  Notwithstanding any other provision in this Plan to the contrary, an employee who participates in The Dayton Power and Light Company Key Employee Deferred Compensation Plan and who is not an Eligible Executive pursuant to Section 2.1(g)(i) hereof, will receive a benefit under this Plan equal (and limited) to:

a)                                      The benefit he would have received under the Qualified Plan if he had not deferred compensation under The Dayton Power and Light Company Key Employee Deferred Compensation Plan; less

b)                                     The benefit actually paid under the Qualified Plan; less

c)                                      The value of any benefit previously received under this Plan.

The benefit under this section will be paid in the manner provided in Section 4.1(c), 4.2(c), 4.4 or 4.6, as appropriate, depending on the circumstances affecting the employee’s termination.

4.6          Lump Sum Amount.

a)             Request For Conversion of Benefit to Lump Sum Amount.  An Eligible Executive may submit a written request to the Committee within sixty (60) days prior to or after termination of Service requesting that all of the Eligible Executive’s benefits payable pursuant to Section 4.1, 4.2, or 4.5 of the Plan be converted into a Lump Sum Amount (as defined in subsection 4 and that such Lump Sum Amount be paid either in a single lump sum payment or in annual installments over a period of up to 20 years, together with earnings on the unpaid balance determined in accordance with this subsection 4.6(a). The lump sum payment, or the first installment payment, as the case may be, shall, if approved as provided in subsection 4.6(b), be made, unless otherwise determined by the Committee in its discretion, on or prior to the January 31 immediately after approval of the request (but, subject to subsections 4.6(e) and 4.7, no earlier than age 55), with subsequent annual installments, if payments are to be made in annual installments, to be paid on or prior to each January 31 thereafter until the “Unpaid Amount” has been paid in full.

If an Eligible Executive’s benefits under the Plan have been converted into a Lump Sum Amount in accordance with this Section 4.6 and such Eligible Executive (an “Electing Executive”) has requested that such Lump Sum Amount be paid in annual installments, then, for purposes of measuring the amounts which may be distributed under the Plan, the “Unpaid Amount” of such Electing Executive shall be deemed invested in such “Eligible Investment Options” as such Electing Executive may designate from time to time as provided herein. For purposes of the Plan, the term “Unpaid Amount” means, at any time with respect to any Electing Executive, such Electing Executive’s Lump Sum Amount (together with any dividends, interest, distributions or other amounts credited thereto pursuant to this subsection 4.6(a)) less the aggregate amount of all installment payments theretofore made to such Electing Executive and the term “Eligible Investment Options” means those securities, mutual funds or other investment vehicles set forth on Schedule I hereto, as such Schedule I may be modified from time to time by the Committee upon at least 30 days’ prior notice to the Electing Executives.

Each Electing Executive shall have the option, ,by delivering to the Secretary of Company a completed Investment Option Election Form in the form attached hereto as Exhibit D (or such other form as the Committee may designate from time to time) on or prior to each such date as the Committee may specify from time to time for such purpose or, in the case of the first election, on or prior to the conversion of such Electing Executive’s benefits under the Plan into a Lump Sum Amount (each of the foregoing dates, an “Election Date”), to designate or change, in a percentage equal to at least 10%, the portions of his Unpaid Amount which shall be deemed invested in each Eligible Investment Option as of each Election Date. Any such designation by an Electing Executive shall remain in effect until changed in accordance with the preceding sentence. Any increase in the percentage of an Electing Executive’s Unpaid Amount deemed invested in an Eligible Investment Option effected on any Election Date shall be deemed to be a purchase of such Eligible Investment Option and any decrease in the percentage of an Electing Executive’s Unpaid Amount deemed invested in an Eligible Investment Option effected on any Election Date shall be deemed to be a sale of such Eligible Investment Option, and any such purchase or sale shall be deemed to have occurred as of the last business day immediately prior to such Election Date at the closing price of such Eligible Investment Option on such date. In the absence of any such designation by an Electing Executive with respect to all or any portion of his Unpaid Amount, such Unpaid Amount (or such portion) shall be credited with interest on the first day of each month in an amount equal to one-twelfth of the simple average yield of the annualized AA utility bond averages as published monthly in Moody’s Bond Survey for the preceding quarter. All dividends, interest, distributions and other amounts paid or distributed from time to time with respect to any Eligible Investment Option in which all or any portion of an Electing Executive’s Unpaid Amount is deemed invested shall be credited to such Electing Executive’s Unpaid Amount and shall be deemed reinvested in such Eligible Investment Option.

The Company shall not be required to purchase, hold or dispose of any Eligible Investment Options designated by Electing Executives. To the extent that the Company does, in its discretion, purchase or hold any of the Eligible Investment Options designated by Electing Executives, the same shall remain the sole property of the Company, subject to the claims of its general creditors, and no Electing Executive shall have a property interest therein or claim thereto.

For purposes of any distribution with respect to an Electing Executive’s Unpaid Amount pursuant to this subsection 4.6(a), the amount of such Electing Executive’s Unpaid Amount on any date shall be equal to the value (determined on the basis of the closing prices on the last business day immediately preceding such date) of all Eligible Investment Options in which such Electing Executive’s Unpaid Amount is deemed to be invested on such date and, in the case of a partial distribution of such Electing Executive’s Unpaid Amount, the amount of such distribution shall proportionately reduce the amount which is deemed invested in each Eligible Investment Option.

b)            Conditions to Conversion of Benefit to Lump Sum Amount.  The Committee, in its sole discretion, may approve or deny an Eligible Executive’s request made pursuant to subsection 4.6(a) for conversion of the Eligible Executive’s benefit into a Lump Sum Amount, and payment thereof as a lump sum, or as a series of installment payments based thereon, as described in subsection 4.6(a). In addition, the Committee shall, subject to subsections 4.6(d), (e) and (f) hereof in all cases in which a lump sum payment or a series of installment payments based thereon is approved, require that the Eligible Executive enter into a noncompetition agreement with the Company in substantially the form attached hereto as Exhibit A, with the Committee to determine, in its sole discretion, the geographic location of such non-competition agreement. The term of the non-competition agreement shall be for such period from the date of termination as the Committee may, in its sole discretion, determine, if the Lump Sum Amount is paid as a lump sum payment, or for a period equivalent to the period over which installment payments are made if the Lump Sum Amount is paid in installment payments.

c)             Computation of Lump Sum Amount.  The conversion of the Eligible Executive’s benefit into a Lump Sum Amount as described in Section 4.6(a) or in Section 4.8 shall be equal to the present value of the amount of monthly benefit the Eligible Executive would be entitled to receive under Sections 4.1, 4.2, or 4.5, as the case may be, determined as of the date of distribution, converted into a lump sum (such lump sum is referred to herein as the “Lump Sum Amount”). The Committee shall determine such conversion using the interest and mortality assumptions contained in Exhibit B hereto.

d)            Death of Executive.  Notwithstanding subsection 4.6(b), if an Eligible Executive dies after requesting a lump sum payment or series of fixed installment payments but prior to receiving approval of such payment from the Committee, the lump sum payment or installment payments may be approved notwithstanding the absence of a noncompetition agreement and determined under subsection 4.6(c) based upon facts existing on the date the request was made. If such approval is obtained, or if an Eligible Executive who is receiving the Lump Sum Amount in installment payments dies prior to receipt of all installments then all future payments hereunder shall be paid to the beneficiary or beneficiaries designated by the Eligible Executive, or to the estate of the Eligible Executive on failure to so designate a beneficiary.

e)             Change of Control.  Notwithstanding any provision of this Plan (including subsection 4.6(b)), an Eligible Employee shall be entitled to a lump sum payment (the “Lump Sum Payment”), on termination of his/her employment with the Company under circumstances in which payments under paragraph 5.A. [or successor provision] of the Eligible Executive severance letter agreement with the Company would become due and payable to the Eligible

Executive (or, if the Eligible Executive is not then a party to a severance letter agreement, under circumstances in which payments under paragraph 5.A. [or successor provision] of the most restrictive severance letter agreement between the Company and any employee [in terms of triggering the Company’s obligation to pay benefits to the employee] would become due and payable to the Eligible Executive if he were a party thereto). The Lump Sum Payment shall equal the lump sum payment computed in accordance with subsection 4.6(c) hereof. The Lump Sum Payment shall be paid immediately upon termination.

Notwithstanding any other provision of the Plan, after a Change of Control, any portion of a distribution to be made to an Electing Executive with respect to the Unpaid amount of such Electing Executive may, at the request of such Electing Executive at least 30 days prior to the scheduled date of such distribution, be made, by the Trustees of the Master Trust(s) pursuant to which benefits under the Plan are being funded, in the sole and absolute discretion of such Trustees, in the form of any Eligible Investment Options actually held by such Master Trust(s) for purposes of funding such distribution to such Electing Executive under the Plan. For purposes of making any such distribution, any Eligible Investment Option so distributed shall be valued at its closing price on the last business day immediately preceding the date of such distribution and such distribution shall be net of any applicable federal, state or local withholding taxes unless the Electing Executive makes a cash payment, concurrently with such distribution, to the Master Trust(s) making such distribution for the purpose of paying such withholding taxes. Nothing contained in this paragraph shall require the Company (or any of the Master Trusts) to purchase, hold or dispose of any Eligible Investment Options designated by Electing Executives. To the extent that any Master Trust holds any Eligible Investment Options, the same shall remain the sole property of the Company, subject to the claims of its general creditors, and no Electing Executive shall have any property interest therein or claim thereto.

(f)            Surviving Spouse Lump Sum Benefit.  If an Eligible Executive dies under circumstances in which subsection 4.4(a) hereof would apply, then the Spouse may submit a written request to the Committee within one hundred twenty (120) days after the Eligible Executive’s date of death requesting that the benefits payable pursuant to Section 4.4 be paid in a single lump sum, computed in accordance with the principles of subsection 4.6(c), to be made as soon as reasonably possible after approval of the request. Such request may be approved by the Committee, in its sole discretion, notwithstanding the absence of a non-competition agreement.

(g)           Estate Lump Sum Benefit.  If an Eligible Executive dies under circumstances in which subsection 4.4(a) would apply but for the fact that such Eligible Executive does not have a surviving Spouse, then the Eligible Executive’s designated beneficiary shall be entitled to an immediate lump-sum payment equal to the amount which would have been received under subsection 4.6(f) had the Eligible Executive had a surviving Spouse who had requested and been awarded the single lump-sum provided therein. If an Eligible Executive has not designated a beneficiary, or if the designated beneficiary does not survive the Eligible Executive, then such lump-sum amount will be paid to the Eligible Executive’s estate.

4.7          Early Distribution.   Notwithstanding any other provision of the Plan to the contrary, the Committee may, upon receiving a written request from the Eligible Executive and determining that a distribution is in the best interest of the Company and the Eligible Executive taking into account the financial condition of each, distribute an annuity purchased pursuant to the Plan or make a lump sum distribution, crediting such distribution to the Eligible Executive’s account.

4.8          Certain Lump Sum Distributions.  Notwithstanding any other provision of the Plan, in the event that the Company is entitled to make a lump sum distribution to an Eligible Executive pursuant to Section 4.H. of the Company’s Key Employees Deferred Compensation Plan of the amounts then credited to such Eligible Executive’s Standard Deferral Account under such plan (a “Section 4.H. Distribution”), then, whether or not the Company makes such Section 4.H. Distribution, the Company may, at its option, (i) convert the benefits payable to such Eligible Executive pursuant to Section 4.1, 4.2 or 4.5 of the Plan into a Lump Sum Amount in accordance with Section 4.6(c) and distribute such Lump Sum Amount to such Eligible Executive in a single lump sum payment or (ii) if such Eligible Executive’s benefits under Section 4.1, 4.2 or 4.5 of the Plan have been converted into a Lump Sum Amount in accordance with Section 4.6(a) prior thereto and such Lump Sum Amount is being paid in installments in accordance with Section 4.6(a), distribute to such Eligible Executive in a single lump sum payment the entire Unpaid Amount of such Eligible Executive.

Section 5.              Administration

5.1          Administration.  The Company shall be responsible for the general administration of the Plan and the carrying out of the provisions thereof, and shall have all, rights and powers required in connection therewith, including the right to establish rules for the administration of the Plan and the methods to be used to calculate benefits under this Plan.

Section 6.              Financing

6.1          Financing of Benefits.  No Eligible Executive shall be required to make any contribution under the Plan. Benefits shall be payable when due, by the Company, from the general assets of the Company.

Section 7.              Master Trusts

7.1          Participation Accounts.  The Company has established, and may in the future establish, one or more trusts (each such trust, as it may be amended from time to time, is referred to herein as a “Master Trust”) for the purpose, among others, of securing the performance by the Company of its obligation to Eligible Executives to make the distributions under the Plan and has funded one or more of the Master Trusts in an aggregate amount of cash as the Company has determined to be equal to the value of benefits accrued under the Plan, and the Master Trust(s) to which such cash has been transferred may purchase annuities for the Eligible Executives’ accounts equal in value to the benefits accrued under the Plan. Pursuant to one or more of the Master Trusts, each Eligible Executive has been assigned a separate account as a mechanism for measuring the potential benefits which may be distributed in the future. Subsequent transfers of cash which the Company is required to make to the Master Trusts pursuant to Section 7.2 or 8(c) hereof or otherwise shall be allocated among the Master Trusts as the Committee may determine from time to time.

7.2          Successive Transfers.  Within one hundred twenty (120) days after the end of each calendar year, the Company shall transfer an aggregate amount of cash as the Committee shall determine to be equal to the value of benefits accrued by Eligible Executives under the Plan through such calendar year.

7.3          Title to Funds.  DP&L shall retain beneficial ownership of all cash or shares transferred to the Master Trusts and such cash or shares will be subject to the claims of DP&L’s creditors. No Eligible Executive or beneficiary has or will have any property interest in the cash or shares held in the Master Trusts or any other specific asset of the Company.

Section 8.              Change of Control.  In the event of any Change of Control, as defined herein:

a)             Any and all authority and discretion which is exercisable by the Committee, or the CEO, as heretofore or hereafter described in the Plan, shall automatically be transferred to the Trustees of each Master Trust to the extent that benefits under the Plan are being funded under such Master Trust.

b)            (Intentionally left blank.)

c)             Upon a Change of Control, the Company shall immediately transfer to one or more of the Master Trusts an aggregate amount of cash which, when combined with the other assets of the Master Trusts contributed or accruing thereto under or by reason of Section 7 hereof, is equal to the value of benefits accrued by Eligible Employees under the Plan through the date of Change of Control, and including cash sufficient to make the lump sum payments described in Section 4.6(e) hereof as if termination of employment occurred on the date of such Change of Control.

Section 9.              General Provisions

9.1          Non-assignability.  Neither a Participant, nor his beneficiary, nor any other individual shall have an right by way of anticipation or otherwise to alienate, sell, transfer, assign, pledge, charge or otherwise dispose of any benefits which may become payable under this Plan, prior to the time that payment of any such benefit is made, and any attempted anticipation, alienation, sale, transfer, assignment, pledge, charge, or other disposition shall be null and void. Furthermore, none of the benefits payable under this Plan shall be subject to the claim or legal process of the creditors of any Participant or of the beneficiary, spouse or former spouse of any Participant or of any other person or entity.

9.2          Incompetency.  Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the Committee receives written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, statutory committee under the laws of the State of Ohio, or other person generally vested with the care of his estate has been appointed. In the event that the Committee finds that any person to whom a benefit is payable under the Plan is unable to properly care for his affairs, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or brother or sister, or to any person deemed by the Committee to have incurred expenses for such person otherwise entitled to payment.

In the event a guardian or conservator or statutory committee of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payment shall be made to such guardian or conservator or statutory committee provided that proper proof of appointment is furnished in a form and manner suitable to the Committee. Any payment made under the provisions of this subsection 9.2 shall be a complete discharge of liability therefor under the Plan.

9.3          Employment Rights.  The establishment of the Plan shall not be construed as conferring any legal rights upon any Eligible Executive or any person for a continuation  of employment, nor shall it interfere with the rights of the Company to discharge any person and/or to treat him in the same manner as a person not covered by this Plan and without regard to the effect which such treatment might have upon him as a person covered by this Plan.

9.4          Notices.  Any notice required or permitted to be given hereunder to an Eligible Executive or spouse will be properly given or delivered or mailed, postage prepaid, to the Eligible Executive or beneficiary at the last post office address as shown on the Company’s records. Any notice, election or any request required or permitted hereunder, which is to be mailed to or requested from the Secretary or the CEO of the Company, shall be delivered or mailed, postage prepaid, as follows:

(i)            Prior to a Change of Control; to the

Secretary of DP&L at:

MacGregor Park

Woodman Drive

Dayton, Ohio 45432

Attention: Corporate Secretary

(ii)           After a Change of Control; to the Trustees of each Master Trust pursuant to which benefits under the Plan are being funded, at the notice address specified by such Trustees in the applicable trust agreement.

The parties may from time to time change their addresses for receipt of notices by giving notice of such change to the other parties, but no such change shall be deemed to be effective until notice thereof is actually received by the party to whom it is directed.

9.5          Waiver of Notice.  Any notice required hereunder may be waived by the person entitled thereto.

9.6          Action by Company.  Any action required or permitted to be taken hereunder by the Company or its Board of Directors shall be taken by the Board of Directors, or by any person or persons or committee authorized by the Board of Directors.

9.7          Notice of Address.  Any payment to an Eligible Executive, or in case of his death to his beneficiary, at the last known post office address of the distributee on file with the Company, shall constitute a complete acquittance and discharge to the Company and Director or officer with respect thereto unless the Company shall have received prior written notice of any change in the condition or status of the distributee.  Neither the Company nor any Director or officer shall have the duty or obligation to search for or ascertain the whereabouts of any Eligible Executive or his spouse.

9.8          Records.  The records of the Company with respect to the Plan shall be conclusive on all Eligible Executives, all beneficiaries, and all other persons whomsoever.

9.9          Forfeiture of Benefits.  Notwithstanding the provisions of Section 4, if he Company determines that an Eligible Executive, while in the employ of the Company or while receiving (or eligible to receive) payment under the Plan, has

a)             committed a felony,

b)            taken part in a fraud, or

c)             been terminated for cause,

the Eligible Executive, as of the date of such determination shall forfeit, at the election of the Company and action of the Committee, all entitlement to payments under this Plan. This subsection 9.9 shall apply, however, for a period of three years following each Change of Control by substituting for b) and c) above the following

b)            embezzled, or

c)             illegally used drugs

as the circumstance under which an Eligible Executive’s benefits under the Plan may be forfeited.

9.10        No Individual Liability.  It is declared to be the express purpose and intention of the Plan that no liability whatever shall attach to or be incurred by the shareholders, officers, or Directors of the Company, or any representatives appointed hereunder by the Company, under or by reason of any of the terms or conditions of the Plan.

9.11        Illegality of Particular Provision.  If any particular provision of this Plan shall be found to be illegal or unenforceable, such provision shall not affect the other provisions thereof, but the Plan shall be construed in all respects as if such invalid provision were omitted.

9.12        Gender and Number.  Except when indicated by the context, any masculine terminology used herein shall also include the feminine, and the use of any term herein in the singular may also include the plural.

Section 10.            Interpretation and Amendment.  The Plan will be administered by the Committee. The decision of the Committee with respect to the administration of the Plan will be final and binding. The Committee reserves the right prior to a Change of Control, to amend, modify or terminate the Plan; provided, however that (i) no amendment, modification or termination of the Plan shall adversely affect any right or benefit earned or accrued under the Plan by any Eligible Executive prior to any such amendment, modification or termination without the prior written consent of such Eligible Executive and (ii) following a Change of Control the Committee’s discretion under this Section 10 will be exercised as provided in Section 8(a) hereof; provided further that the Trustees shall have no authority to terminate the Plan.

Section 11.            Applicable Laws.  The Plan shall be governed by and construed according to the laws of the State of Ohio.

EXHIBIT A

AGREEMENT NOT TO COMPETE

THIS AGREEMENT is made                                         , 2000 between THE DAYTON POWER AND LIGHT COMPANY, an Ohio corporation (the “Company”) and                                          (the “Executive”), under the following circumstances:

A.            The Executive has been employed by the Company for a period of approximately            years. During the course of his employment, the Executive has held a number of executive positions within the Company, including his present position as                                         , and has had access to highly sensitive confidential information relating to the Company and its business.

B.            The Executive is retiring from the Company’s employ effective the date hereof.

C.            The Executive is a participant in the Company’s Supplemental Executive Retirement Plan (the “Plan”).

D.            Pursuant to Section 4.6 of the Plan, the Executive has requested that his benefits under the Plan [be paid in a lump-sum] or [be converted into a “Lump Sum Amount” and be paid in annual installments over a period of            years], rather than as a monthly annuity as otherwise provided in the Plan.

E.             Such payment of benefits under the Plan is conditioned, among other things, upon the execution and delivery of this Agreement by the Executive.

NOW, THEREFORE, for and in consideration of good and valuable consideration, the receipt and adequacy of which consideration are hereby acknowledged, the parties intending to be legally bound hereby agree as follows:

Section 1.              Covenant Not to Compete.  During the term of this Agreement, the Executive shall not, without the prior written consent of the Company, either for his own account or on behalf of any corporation, person, firm, partnership, association or other entity (whether as an agent, employee, officer, director, shareholder, investor, owner, consultant, joint venturer, partner, trustee or in any other capacity) engage or participate in, directly or indirectly, in any business or enterprise: (i) which is engaged in providing gas and/or electric services on a retail and/or wholesale basis in the States of                                or (ii) which is engaged in any other business being conducted or proposed to be conducted by the Company and/or its parent, DPL Inc. (and/or any of the subsidiaries or affiliates of the Company or DPL Inc.) as of the date hereof; provided, however, that nothing contained in this Section 1 shall prevent the Executive from purchasing and holding for investment less than 5% of the shares of any corporation the shares of which are regularly traded either on a national securities exchange or in the over-the-counter market.

Section 2.              Term.  The term of this Agreement shall be for            years commencing on the date hereof.

Section 3.              Remedies.  The Executive acknowledges that any violation of Section 1 of this Agreement may cause irreparable harm to the Company and that damages alone are not an adequate remedy. The Executive therefore agrees that the Company shall be entitled to an injunction by any court of competent jurisdiction enjoining, prohibiting and restraining the Executive from the continuance of any such violation, in addition to any monetary damages which might occur by reason of any such violation. The remedies provided in this Agreement are cumulative and shall not exclude any other remedies to which any party hereto may be entitled under this Agreement or applicable law and the exercise of a remedy shall not be deemed an election excluding any other remedy.

Section 4.              Enforceability.  If, for any reason, any provision contained in this Agreement should be held invalid in part by a court of competent jurisdiction, then it is the intent of each of the parties hereto that the balance of this Agreement be enforced to the fullest extent permitted by applicable law. It is the intent of each of the parties that the covenant not to compete contained in Section 1 of this Agreement be enforced to the fullest extent permitted by applicable law. Accordingly, in the event that a court of competent jurisdiction determines that the scope of the covenant is too broad to be enforced as written, it is the intent of each of the parties that the court should reform the covenant to such narrower scope as it determines enforceable and this Agreement shall be deemed amended to the extent required to render it valid and enforceable and that such amendment shall apply only with respect to the operation of this Agreement in the jurisdiction of the court which has made such adjudication.

Section 5.              Non-waiver.  The failure of any party to require performance of any of the provisions of this Agreement shall not be deemed a waiver of any such provision and the obligations of the parties hereunder shall remain in full force and effect.

Section 6.              Assignment and Benefit.  This Agreement shall be binding upon, shall be assignable by and shall inure to the benefit of the Company and its successors and assigns. This Agreement is personal to the Executive and may not be assigned by him.

Section 7.              Attorneys’ Fees.  In the event of any litigation concerning any controversy, claim or dispute between the parties arising out of or relating to this Agreement or any breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys’ fees and costs incurred therein. The “prevailing party” means the party determined by the court to have most nearly prevailed, even if such party did not prevail in all matters, and not necessarily the party in whose favor a judgment is rendered. Further, in the event of any default by a party under this Agreement, such defaulting party shall pay all expenses, attorneys’ fees and costs incurred by the other party in connection with such default, whether or not any litigation is commenced.

Section 8.              Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, but only one of which need be produced.

Section 9.              Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of this Agreement.

Section 10.            Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio.

IN WITNESS WHEREOF, the parties have executed this Agreement on or as of the date first written above.

THE DAYTON POWER AND LIGHT COMPANY

By

Title

EXHIBIT B

The formula used in computing the lump sum provided for in Section 4.6 shall use the following interest rate and mortality assumptions.

A.            Interest Rate

The average of the monthly Pension Benefit Guaranty Corporation (“PBGC”) interest rate for immediate annuities, as currently published in Appendix B to part 2619 of the PBGC Regulations (the “PBGC Rate”) for the year end periods 1995 and 1996 was used for the initial period ending December 31, 1998. That initial interest rate was set at 4.6% (see the calculation attached). The interest rate was reset for the period January 1, 1999 through December 31, 2000 at 4.35% based upon the average PBGC Rate for the year end periods 1997 and 1998. The interest rate will be reestablished for future two year periods provided, however, that the rate shall not be adjusted by more than 25 basis points from the prior two year period and provided further that if the rate computed herein for future periods becomes plus or minus 200 basis points from the initial rate, then the Committee shall reevaluate said rate based upon current conditions and fairness to participants.

B.            Mortality

The 1983 Individual Annuity Mortality Table shall be used in the computation of the lump sum provided for in Section 4.6.

PBGC IMMEDIATE INTEREST RATES

YEAR END

2 YEAR AVERAGE
1995	4.50%
1996	4.75%
TOTAL	9.25%
AVERAGE	4.63%

EXHIBIT C

THE DAYTON POWER AND LIGHT COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

BENEFICIARY DESIGNATION

All payments required to be made under the Plan to my designated beneficiary in the event of my death shall be made to the following person:

Name of designated beneficiary:

Address of designated beneficiary:

If the above-designated beneficiary does not survive me, the payments will be made to the following successor beneficiary (or to my estate on failure to designate otherwise):

Name of designated beneficiary:

Address of designated beneficiary:

Signature of Executive

Date

This Beneficiary Designation Form was received by the Secretary of the Company on                                         .

Secretary